Exhibit 99.1

Press Release

Lennar Announces Commencement of Exchange Offers and Consent Solicitations for CalAtlantic Notes

MIAMI, Jan. 19, 2018 /PRNewswire/ — Lennar Corporation (NYSE: LEN and LEN.B) (“Lennar”) announced today that, in connection with the previously announced merger (the “Merger”) between CalAtlantic Group, Inc. (“CalAtlantic”) and a wholly-owned subsidiary of Lennar (“Merger Sub”), Lennar has commenced offers to exchange (each an “Exchange Offer” and collectively, the “Exchange Offers”) any and all outstanding notes issued by CalAtlantic as set forth in the table below (the “CalAtlantic Notes”) for up to $3.0 billion aggregate principal amount of new notes issued by Lennar (the “Lennar Notes”) and cash.

The following table sets forth the Exchange Consideration, Early Tender Payment and Total Exchange Consideration for each series of CalAtlantic Notes:

Title of Series/CUSIP Number of CalAtlantic Notes	Maturity Date	Aggregate Principal Amount Outstanding	Exchange Consideration(1)	Early Tender Payment(1)	Total Exchange Consideration(1)(2)
8.375% Senior Notes due 2018 / 85375CAX9	May 15, 2018	$575,000,000	$970 principal amount of Lennar 8.375% Senior Notes due 2018 and $1.00 in cash	$30 principal amount of Lennar 8.375% Senior Notes due 2018	$1,000 principal amount of Lennar 8.375% Senior Notes due 2018 and $1.00 in cash
6.625% Senior Notes due 2020 / 783764AP8	May 1, 2020	$300,000,000	$970 principal amount of Lennar 6.625% Senior Notes due 2020 and $1.00 in cash	$30 principal amount of Lennar 6.625% Senior Notes due 2020	$1,000 principal amount of Lennar 6.625% Senior Notes due 2020 and $1.00 in cash
8.375% Senior Notes due 2021 / 85375CBB6	January 15, 2021	$400,000,000	$970 principal amount of Lennar 8.375% Senior Notes due 2021 and $1.00 in cash	$30 principal amount of Lennar 8.375% Senior Notes due 2021	$1,000 principal amount of Lennar 8.375% Senior Notes due 2021 and $1.00 in cash

6.25% Senior Notes due 2021 / 128195AH7	December 15, 2021	$300,000,000	$970 principal amount of Lennar 6.25% Senior Notes due 2021 and $1.00 in cash	$30 principal amount of Lennar 6.25% Senior Notes due 2021	$1,000 principal amount of Lennar 6.25% Senior Notes due 2021 and $1.00 in cash
5.375% Senior Notes due 2022 / 783764AR4	October 1, 2022	$250,000,000	$970 principal amount of Lennar 5.375% Senior Notes due 2022 and $1.00 in cash	$30 principal amount of Lennar 5.375% Senior Notes due 2022	$1,000 principal amount of Lennar 5.375% Senior Notes due 2022 and $1.00 in cash
5.875% Senior Notes due 2024 / 85375CBE0	November 15, 2024	$425,000,000	$970 principal amount of Lennar 5.875% Senior Notes due 2024 and $1.00 in cash	$30 principal amount of Lennar 5.875% Senior Notes due 2024	$1,000 principal amount of Lennar 5.875% Senior Notes due 2024 and $1.00 in cash
5.25% Senior Notes due 2026 / 128195AN4	June 1, 2026	$400,000,000	$970 principal amount of Lennar 5.25% Senior Notes due 2026 and $1.00 in cash	$30 principal amount of Lennar 5.25% Senior Notes due 2026	$1,000 principal amount of Lennar 5.25% Senior Notes due 2026 and $1.00 in cash
5.00% Senior Notes due 2027 / 128195AP9	June 15, 2027	$350,000,000	$970 principal amount of Lennar 5.00% Senior Notes due 2027 and $1.00 in cash	$30 principal amount of Lennar 5.00% Senior Notes due 2027	$1,000 principal amount of Lennar 5.00% Senior Notes due 2027 and $1.00 in cash

(1)	For each $1,000 principal amount of CalAtlantic Notes.
(2)	Includes Early Tender Payment.

In conjunction with the Exchange Offers, Lennar, on behalf of CalAtlantic, is concurrently soliciting consents (each, a “Consent Solicitation” and, collectively, the “Consent Solicitations”), to adopt certain proposed amendments to each of the indentures governing the CalAtlantic Notes to eliminate certain covenants, restrictive provisions and events of default from such indentures. Each Exchange Offer and Consent Solicitation is conditioned, among other things, upon the completion of the other Exchange Offers and Consent Solicitations, although Lennar may waive such conditions at any time with respect to an Exchange Offer. Any waiver of a condition by Lennar with respect to an Exchange Offer will automatically waive such condition with respect to the corresponding Consent Solicitation, as applicable.

The Exchange Offers and Consent Solicitations are being made pursuant to the terms and subject to the conditions set forth in the offering memorandum and consent solicitation statement dated January 19, 2018, and are conditioned, among other things, upon the closing of the Merger and pursuant to the overall plan of reorganization of CalAtlantic. The closing of the Merger is expected to occur on February 12, 2018.

Holders who validly tender their CalAtlantic Notes at or prior to 5:00 p.m., New York City time, on February 1, 2018, unless extended (the “Early Tender Date”), will be eligible to receive the applicable Total Exchange Consideration as set forth in the table above, which includes the applicable Early Tender Payment as set forth in the table, for all such CalAtlantic Notes that are accepted. For each $1,000 principal amount of CalAtlantic Notes validly tendered after the Early Tender Date but prior to 12:01 a.m., New York City time, on February 16, 2018, unless extended (the “Expiration Date”), holders of CalAtlantic Notes will not be eligible to receive the applicable Early Tender Payment and, accordingly, will only be eligible to receive the applicable Exchange Consideration as set forth in the table above on the settlement date. The settlement date is expected to occur promptly after the Expiration Date and in any event within two business days after the Expiration Date, subject to the satisfaction or waiver of the applicable conditions.

Documents relating to the Exchange Offers and Consent Solicitations will only be distributed to eligible holders of CalAtlantic Notes who complete and return an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A or not a “U.S. person” and outside the United States under Regulation S for purposes of applicable securities laws. The complete terms and conditions of the Exchange Offers and Consent Solicitations are described in the offering memorandum and consent solicitation statement and related letter of transmittal and consent, copies of which may be obtained by contacting Global Bondholder Services Corporation, the exchange agent and information agent in connection with the Exchange Offers and Consent Solicitations, at (866) 794-2200 (U.S. toll-free) or (212) 430-3774 (banks and brokers). The eligibility form is available electronically at: http://gbsc-usa.com/eligibility/Lennar.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Exchange Offers and Consent Solicitations are being made solely pursuant to the offering memorandum and consent solicitation statement and letter of transmittal and consent and only to such persons and in such jurisdictions as are permitted under applicable law.

The Lennar Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Therefore, the Lennar Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws.

About Lennar

Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar’s Multifamily segment is a nationwide developer of high-quality multifamily rental properties.

Note Regarding Forward-Looking Statements

This press release contains certain estimates and other “forward-looking statements”, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements generally are accompanied by words such as “will,” “expect,” “outlook,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “would,” “target,” or other similar words, phrases or expressions and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the expected timing of completion of the Exchange Offers, receipt of requisite consents in the Consent Solicitations, consummation of the Merger and other statements that are not historical facts. These statements are based on the current expectations of Lennar management and are not predictions of actual performance.

These forward-looking statements are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements, including the risk that the offering of the Lennar Notes cannot be successfully completed and including those risks detailed in the Company’s filings with the SEC, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016 and the “Risk Factors” section of the Company’s registration statement under the Securities Act of 1933, as amended, File No. 333-221738. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Additional information concerning these and other important factors can be found within the Company’s filings with the SEC. Statements in this press release should be evaluated in light of these important factors. Accordingly, we undertake no obligation to, and expressly disclaim any such obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The forward-looking statements in this press release speak only as of the date of this announcement. Lennar and CalAtlantic undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by applicable laws or regulations.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed Merger, the Company filed with the SEC a registration statement on Form S-4, File No. 333-221738, that includes a joint proxy statement of the Company and CalAtlantic that also constitutes a prospectus of the Company, which registration statement was declared effective by the SEC on January 4, 2018. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents filed by the Company and CalAtlantic with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.lennar.com or by contacting Allison Bober, Investor Relations, at 305-485-2038. Copies of the documents filed by CalAtlantic with the SEC will be available free of charge on CalAtlantic’s website at www.calatlantichomes.com or by contacting Michelle Varela, Investor Relations, at 949-789-1651.